UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Information required in Proxy Statement
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SRA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SRA INTERNATIONAL, INC.
4300 FAIR LAKES COURT
FAIRFAX, VA 22033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 23, 2007

     The Annual Meeting of Stockholders of SRA International, Inc., or SRA, will be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102 on Tuesday, October 23, 2007 at 9:30 a.m., local time, to consider and act upon the following matters:

1.	To elect four Class III directors to serve until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit and Finance Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

3.	To approve the material terms of our senior officer performance goals.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 10, 2007 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors, Stephen C. Hughes, Secretary

Fairfax, Virginia
September 27, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

SRA INTERNATIONAL, INC.
4300 FAIR LAKES COURT
FAIRFAX, VA 22033

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, OCTOBER 23, 2007

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SRA International, Inc., or SRA, for use at our annual meeting of stockholders to be held on Tuesday, October 23, 2007, and at any adjournment of that meeting. All executed proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the annual meeting.

     On September 10, 2007, the record date for the determination of stockholders entitled to vote at the annual meeting, there were outstanding and entitled to vote an aggregate of 43,682,019 shares of class A common stock, $0.004 par value per share, and 14,199,828 shares of class B common stock, $0.004 par value per share, which constitutes all of our voting stock, and which we collectively call the common stock. Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of class A common stock and holders of class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

     Our annual report to stockholders, including our annual Report on Form 10-K, for the year ended June 30, 2007 is being distributed to stockholders, together with these proxy materials, on or about September 27, 2007.

VOTES REQUIRED

     The holders of shares of common stock representing a majority of the votes entitled to be cast at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting.

     The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of common stock voting on the matter is required to ratify the selection by the Audit and Finance Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008 and to approve the material terms of our senior officer performance goals.

     Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the matters.

HOUSEHOLDING OF PROXY MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and our annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: SRA International, Inc., 4300 Fair Lakes Court, Fairfax, Virginia 22033, phone: (703) 803-1500, Attention: Mr. David Keffer, Vice President and Director, Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us using the above address and phone number.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 10, 2007 by (i) each person or entity who is known by us to be the beneficial owner of more than 5% of the outstanding shares of class A common stock or class B common stock, (ii) each director or nominee for director, (iii) each of the current executive officers named in the Summary Compensation Table section of this proxy statement and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person or entity.

     Unless otherwise indicated, the address of each person is c/o SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033.

	Number of Shares		Percentage of Class
	Beneficially Owned(1)		Owned (%)		Percentage
	Class A	Class B	Class A	Class B	of Total
	Common	Common	Common	Common	Voting
Name of Beneficial Owner	Stock	Stock	Stock	Stock	Power
Stanton D. Sloane	125,000	—	* %	—%	* %
Stephen C. Hughes (2)	321,180	—	*	—	*
Barry S. Landew (3)	801,856	—	1.8	—	*
Ernst Volgenau (4)	112,768	12,050,736	*	84.9	65.0
John W. Barter (5)	42,655	—	*	—	*
Renato A. DiPentima (6)	445,403	—	1.0	—	*
Larry R. Ellis (7)	4,479	—	*	—	*
Miles R. Gilburne (8)	39,455	—	*	—	*
Michael R. Klein (9)	61,475	—	*	—	*
David H. Langstaff (10)	101,012	—	*	—	*
Delbert C. Staley (11)	62,655	—	*	—	*
Gail R. Wilensky (12)	10,000	—	*	—	*
All directors and executive officers
as a group (12 persons) (13)	2,127,938	12,050,736	4.7	84.9	65.6
William K. Brehm (14)	11,742	2,149,092	*	15.1	11.6
FMR Corp. (15)	6,146,871	—	14.1	—	3.3
Eminence Capital, LLC (16)	4,100,000	—	9.4	—	2.2
Neuberger Berman, LLC (17)	2,300,570	—	5.3	—	1.2
Munder Capital Management (18)	2,337,238	—	5.4	—	1.3
Wasatch Advisors, Inc. (19)	2,395,395	—	5.5	—	1.3

____________________

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 10, 2007 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 248,395 shares of class A common stock issuable upon exercise of options and 800 shares of class A common stock held by children of Mr. Hughes.
(3)	Includes 313,667 shares of class A common stock issuable upon exercise of options, and 414,234 shares of class A common stock pledged as security for a loan with a total amount repayable of $2,548,606 as of our September 10, 2007 record date. The principal amount of this loan was used to pay income tax withholding related to a February 2007 stock option exercise.
(4)	Includes 5,150 shares of class A common stock issuable upon exercise of options. Also includes 1,200,000 shares of class B common stock held by a grantor retained annuity trust, of which Dr. Volgenau’s wife is the trustee.

(5)	Includes 40,675 shares of class A common stock issuable upon exercise of options.
(6)	Includes 404,454 shares of class A common stock issuable upon exercise of options.
(7)	Includes of 1,829 shares of class A common stock issuable upon exercise of options.
(8)	Includes 30,000 shares of class A common stock issuable upon exercise of options.
(9)	Includes 59,495 shares of class A common stock issuable upon exercise of options.
(10)	Includes 100,000 shares of class A common stock issuable upon exercise of options.
(11)	Includes 20,675 shares of class A common stock issuable upon exercise of options.
(12)	Consists of 10,000 shares of class A common stock issuable upon exercise of options.
(13)	Includes 1,234,340 shares of class A common stock issuable upon exercise of options described in notes (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), and (12) above and 1,200,000 shares of class B common stock held in the grantor retained annuity trust described in note (4) above.
(14)	Includes 8,134 shares of class A common stock issuable upon exercise of options.
(15)	Based solely upon a Schedule 13G/A filed by FMR Corp. on February 14, 2007. The address for FMR Corp. provided in such Schedule 13G/A is 82 Devonshire Street, Boston, MA 02109.
(16)	Based solely upon a Schedule 13G filed by Eminence Capital, LLC on March 8, 2007. The address for Eminence Capital LLC provided in such Schedule 13G is 65 East 55th Street, 25th Floor, New York, NY 10022.
(17)	Based solely upon a Schedule 13G/A filed by Neuberger Berman, LLC on February 13, 2007. The address for Neuberger Berman, LLC provided in such Schedule 13G/A is 605 Third Avenue, New York, NY 10158.
(18)	Based solely upon a schedule 13G filed by Munder Capital Management on February 12, 2007. The address for Munder Capital Management provided in such Schedule 13G is 480 Pierce Street, Birmingham, MI 48009.
(19)	Based solely upon a schedule 13G filed by Wasatch Advisors, Inc. on February 14, 2007. The address for Wasatch Advisors, Inc. provided in such Schedule 13G is 150 Social Hall Avenue, Salt Lake City, UT 84111.

PROPOSAL 1—ELECTION OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes, designated as Class I directors, Class II directors, and Class III directors, with members of each class holding office for staggered three-year terms. There are currently four Class I directors, whose terms expire at the 2008 annual meeting of stockholders, two Class II directors, whose terms expire at the 2009 annual meeting of stockholders, and four Class III directors, whose terms expire at the 2007 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation, or removal.

     The persons named in the enclosed proxy will vote to elect as Class III directors the four nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All four of the nominees, Messrs. DiPentima, Klein, Langstaff and Volgenau, are presently Class III directors. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each Class III director will be elected to hold office until the 2010 annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation, or removal.

     There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer.

NOMINATION OF CLASS III DIRECTORS

     Set forth below, for each nominee for Class III director, are name, age as of September 10, 2007, positions with SRA, principal occupation and business experience during the past five years, and the year of the commencement of their term as a director of SRA:

     RENATO A. DIPENTIMA is 66 years old and has served on our Board of Directors since December 2005. He served as chief executive officer from January 2005 to April 2007, and as president from October 2003 to April 2007. From October 2003 to January 2005 he served as chief operating officer. He was senior vice president and president of our consulting and systems integration division since we formed it in January 2001. From July 1997 to January 2001, he served as president of the government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as vice president and as our chief information officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the federal government, including serving as deputy commissioner for systems at the Social Security Administration from May 1990 to June 1995.

     MICHAEL R. KLEIN is 65 years old and has served on our Board of Directors since December 1998. He was a partner of the law firm Wilmer Cutler Pickering Hale and Dorr LLP from 1974 through 2005. Mr. Klein co-founded and currently serves as chairman of the board of directors of CoStar Group, Inc., a provider of electronic commercial real estate information, and serves as vice chairman of Perini Corporation, a civil engineering and building construction company.

     DAVID H. LANGSTAFF is 53 years old and has served on our Board of Directors since February 2004. Mr. Langstaff has served as chief executive officer and co-chairman of The Olive Group, a global integrated security company, since August 2006. From September 2004 to June 2005, Mr. Langstaff was a part-time employee of SRA, assisting the Board on strategic matters. He was the president, chief executive officer, and director of Veridian Corporation, an advanced technology company, since its formation in 1997 until its sale in August 2003, and served as chief financial officer, chief operating officer and chief executive officer of predecessor companies since 1984. Mr. Langstaff serves as a seminar moderator with the Aspen Institute, a global forum which brings together leaders from industry, government and various organizations, and on the board of directors of the Information Technology Association of America, Potomac School, BlackRock Center for the Arts and other non-profit organizations, and is Trustee of the Committee for Economic Development.

     ERNST VOLGENAU, our founder, is 74 years old and has served as the Chairman of our Board of Directors since October 2003. Dr. Volgenau led us as president or chief executive officer from our founding in July 1978 until January 2005. From 1976 to 1978, he served as the director of inspection and enforcement for the U.S. Nuclear Regulatory Commission. Dr. Volgenau retired from active duty with the U.S. Air Force as Colonel in 1976. His military service included positions in the Office of the Secretary of Defense, as director of data automation for the Air Force Logistics Command, and various assignments involving aerospace research and development.

   Board Recommendation

     The Board of Directors recommends a vote FOR the election of the nominees named above.

INCUMBENT DIRECTORS

     Set forth below, for each incumbent director, are name, age as of September 10, 2007, positions with SRA, principal occupation and business experience during the past five years and the year of the commencement of their term as a director of SRA:

   Incumbent Class I Directors

     JOHN W. BARTER is 60 years old and has served on our Board of Directors since April 2003. From 1988 to 1994, he was senior vice president and chief financial officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was executive vice president of AlliedSignal, Inc. and president of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served from January 2000 to May 2001 as chief financial officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry. Kestrel filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter serves on the board of directors of Genpact Limited, a global business process outsourcing company and Dice Holdings, Inc., a global online job posting firm, as well as Lenovo Group Limited, a Hong Kong listed company that manufactures and markets personal computers.

     LARRY R. ELLIS is 61 years old and has served on our Board of Directors since September 2006. General Ellis served in the Army for over 35 years, holding positions of increasing responsibility before retiring as Commanding General of the United States Army Forces Command in July 2004. General Ellis joined the board of directors of DHB Industries, Inc. in early December 2004, became president in 2005, and assumed the role of chief executive officer in July 2006. He also serves on the board of directors of the Armed Forces Benefit Association and UNITECH.

     MILES R. GILBURNE is 56 years old and has served on our Board of Directors since December 2003. Mr. Gilburne serves as a managing member of ZG Ventures, LLC, a venture capital firm. Mr. Gilburne served as senior vice president of corporate development for America Online, Inc., or AOL, from 1994 until December 1999. In 1999, he was elected to the board of directors of AOL and continued to serve on the board of Time Warner, Inc. until stepping down in May 2006. He is co-chairman of the board of ePals, Inc., a global online learning company. He also serves on the board of directors of Pharmacyclics, Inc., a drug discovery company, Revolution Health Group, a privately held company focused on consumer directed health care, the Foundation for the National Institutes of Health, Maui Land and Pineapple, a real estate and agriculture company, ClearSpring Technologies, Inc., a Web 2.0 software company and iSkoot, a telephone technology company.

     GAIL R. WILENSKY is 64 years old and has served on our Board of Directors since December 2005. Dr. Wilensky is an economist and a senior fellow at Project HOPE, an international health foundation. Dr. Wilensky is a commissioner on the World Health Organization Commission on the Social Determinants of Health. She is an elected member of the Institute of Medicine, or IOM, and is on its Governing Council; IOM is part of The National Academies of Science and Engineering. Dr. Wilensky is also vice chair of the Maryland Health Care Commission, and a trustee of the Combined Benefits Fund of the United Mineworkers of America, the American Heart Association, and the National Opinion Research Center. She is an advisor to the Robert Wood Johnson Foundation and the Commonwealth Fund and past chair of the board of directors of Academy Health. From 1990 to 1992, Dr. Wilensky was the administrator of the Health Care Financing Administration, directing the Medicare and Medicaid programs. From 1992 to 1993, she served as deputy assistant to President Bush for Policy Development. From 1997 to 2001, she chaired the Medicare Payment Advisory Commission, which advises Congress on payment and other issues relating to Medicare; and from 1995 to 1997, she chaired the Physician Payment Review Commission. From 2001 to 2003, she co-chaired the President’s Task Force to Improve Health Care Delivery for Our Nation’s Veterans, which included health care for both veterans and military retirees.

   Incumbent Class II Directors

     STANTON D. SLOANE is 57 years old and has served on our Board of Directors since August 2007. Dr. Sloane was appointed our president and chief executive officer in April 2007. Prior to joining SRA, Dr. Sloane was executive vice president of Lockheed Martin’s Integrated Systems & Solutions from June 2004 until April 2007. Dr. Sloane began his career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses. He also served as an officer in the U.S. Navy from May 1976 until August 1981.

     DELBERT C. STALEY is 82 years old and has served on our Board of Directors since October 1996. Mr. Staley served as chairman and chief executive officer of NYNEX Corporation, a telecommunications company that later merged with Bell Atlantic and became Verizon, from 1983 until his retirement in 1989. Mr. Staley has also served on the board of directors of Bank of New York, Allied Signal, John Hancock, Digital Equipment Corporation, Dean Foods, and Ball Corporation.

CORPORATE GOVERNANCE

     Our Board of Directors has long believed that good corporate governance is important to ensure that SRA is managed for the long-term benefit of stockholders. Over the past several years, our Board of Directors has reviewed its governance practices in light of the Sarbanes-Oxley Act of 2002, new SEC rules and regulations and the listing standards of the New York Stock Exchange, or NYSE. This section describes key corporate governance guidelines and practices that SRA has adopted. Complete copies of the governance policies, committee charters and codes of conduct described below are available on our website at www.sra.com. Alternatively, you can request a copy of any of these documents by writing to our Corporate Secretary.

   Governance Policies of the Board of Directors

     The Board has adopted governance policies to assist in the exercise of its duties and responsibilities and to serve the best interests of SRA and its stockholders. These policies, which provide a framework for the conduct of the Board’s business, provide that:

  the principal responsibility of the directors is to oversee the management of our company;

  a majority of the members of the Board shall be independent directors;

  the non-management directors shall meet regularly in executive session;

  directors have full and free access to management and, as necessary and appropriate, independent advisors;

  new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

  at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

   Board Determination of Independence

     Under NYSE rules, a director of SRA will only qualify as “independent” if our Board of Directors affirmatively determines that he or she has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The Board of Directors has established guidelines to assist it in determining whether a director has a material relationship. Under these guidelines, a director is considered to have a material relationship with us if he or she is not independent under Section 303A.02(b) of the NYSE Listed Company Manual or he or she:

  is an executive officer of another company that does business with us and the annual sales to, or purchases from, us account for more than $1 million or two percent, whichever is greater, of the annual consolidated gross revenues of the company he or she serves as an executive officer;

  is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

  serves as an officer, director or trustee of a charitable organization and our discretionary charitable contributions to the organization are more than the greater of $1 million or two percent of that organization’s total annual charitable receipts.

     Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

     For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

     Our Board of Directors has determined that none of John W. Barter, Larry R. Ellis, Miles R. Gilburne, Michael R. Klein, Delbert C. Staley or Gail R. Wilensky has a material relationship with SRA and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. In determining the independence of these directors, the Board considered each of the transactions discussed in the “Certain Relationships and Related Transactions” section of this proxy statement below.

   Board Meetings and Attendance

     The Board met seven times during fiscal 2007, consisting of four two-day meetings and three teleconference meetings. During fiscal 2007, each director attended at least 85% of the number of Board meetings and the number of meetings held by all committees on which the director then served, during the periods in which the director so served. Consistent with the requirements of the Board’s governance policies, the Board met in executive session, without the presence of management, following the conclusion of each regularly scheduled board meeting. These meetings were chaired by Mr. Staley, who served as the Lead Director during fiscal 2007.

   Director Attendance at Annual Meeting of Shareholders

     The governance policies of the Board provide that directors are responsible for attending the annual meeting of stockholders. All directors then serving as directors of SRA attended the 2006 annual meeting of stockholders on October 27, 2006.

   Board Committees

     The Board of Directors has established three standing committees—Audit and Finance, Compensation and Personnel, and Governance—each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on our website, www.sra.com.

     The Board of Directors has determined that each member of the Audit and Finance, Compensation and Personnel and Governance committees are independent as defined under the rules of the NYSE, and in the case of all members of the Audit and Finance Committee, under the additional independence requirements contemplated by Rule 10A-3 under the Exchange Act.

   Audit and Finance Committee

     The Audit and Finance Committee’s responsibilities include:

  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business ethics and conduct;

  overseeing our internal audit function;

  discussing our risk management policies;

  establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

  meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

  preparing the audit and finance committee report required by SEC rules (which is included on page 29 of this proxy statement).

     The Board of Directors has determined that Mr. Barter is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

     The members of the Audit and Finance Committee are Messrs. Barter (Chairman), Gilburne and Staley. The Audit and Finance Committee met seven times during fiscal 2007.

   Compensation and Personnel Committee

     The Compensation and Personnel Committee’s responsibilities include:

  annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

  determining the CEO’s compensation;

  reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

  overseeing an evaluation of our senior executives; and

  overseeing and administering our cash and equity incentive plans.

     The processes and procedures followed by the Compensation and Personnel Committee in considering and determining executive and director compensation are described below under the headings “Director Compensation” and “Compensation Discussion and Analysis”.

     The members of the Compensation and Personnel Committee are Mr. Staley (Chairman), General Ellis and Dr. Wilensky. The Compensation and Personnel Committee is authorized to designate a subcommittee of its members with the authority to approve stock option grants and other equity awards to our executive officers. It has also granted a limited authority to the chairman of our Board of Directors and our chief executive officer to make equity grants to employees other than executive officers, subject to an annual grant limit of 20,000 stock options and 5,000 shares per individual and 100,000 options and 25,000 shares in the aggregate. The Compensation and Personnel Committee met four times during fiscal 2007.

   Governance Committee

     The Governance Committee’s responsibilities include:

  identifying individuals qualified to become Board members;

  recommending to the Board the persons to be nominated for election as directors;

  reviewing and making recommendations to the Board with respect to management succession planning;

  developing and recommending to the Board governance policies;

  reviewing and making recommendations to the Board with respect to director compensation; and

  overseeing an annual evaluation of the Board.

     The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Candidates.”

     The members of the Governance Committee are Messrs. Klein (Chairman), Barter and Gilburne. The Governance Committee met one time during fiscal 2007.

   Director Candidates

     The process followed by the Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. The Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.

     In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Governance Committee will apply the criteria set forth in our governance policies. These criteria include the candidate’s integrity, business acumen, commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

     Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Secretary at 4300 Fair Lakes Court, Fairfax, VA 22033, and they will be forwarded to the Governance Committee members for consideration. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

     Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2008 Annual Meeting” on page 34 of this Proxy Statement.

   Communicating with Independent Directors

     The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Governance Committee, with the assistance of our corporate Secretary, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed) also serves as the presiding director at all executive sessions of the non-management directors. As the Lead Director during fiscal 2007, Mr. Staley performed these responsibilities.

     Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

     Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors c/o Mr. Delbert C. Staley, Lead Director, SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033.

   Codes of Ethics

     The Board has adopted a code of business ethics and conduct that applies to all of our employees, officers and directors. This code is posted on our website at www.sra.com. The code requires employees, officers and directors to report any suspected violations of the code to the appropriate company official(s), or they may anonymously report any suspected violations to our Business Ethics and Procurement Fraud Hotline which is hosted by an independent third party.

     We have also adopted a Code of Ethics for Principal Financial Officers that addresses some of the same issues as the Code of Business Ethics and Conduct, but establishes specific standards related to financial controls and financial reporting, and applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our principal financial officers are expected to adhere to both the Code of Business Ethics and Conduct and the Code of Ethics for Principal Financial Officers. We have posted a current copy of the Code of Ethics for Principal Financial Officers on our website which is located at www.sra.com.

     We intend to post on our website all disclosures that are required by law or NYSE stock market listing standards concerning any amendments to, or waivers from, any provision of the codes.

DIRECTOR COMPENSATION

     Pursuant to our compensation plan for non-employee directors, which was developed by the chairman with supporting analysis from our director of compensation, we pay each non-employee director $35,000 per year, $2,000 for each board meeting attended, $2,000 for each committee meeting attended in person, and $1,000 for teleconference committee meetings. Committee meeting fees are only paid for meetings held on a date different from a Board meeting. The Audit and Finance Committee chair is paid an additional annual retainer of $20,000, and all other committee chairs are paid an additional annual retainer of $10,000.

     The Board formed a temporary CEO Search Committee including Mr. Staley and Mr. Barter from July 2006 until January 2007, and paid these non-employee director members for their participation in teleconference and in-person meetings in accordance with our regular director compensation plan.

     Non-employee directors may elect to receive shares of class A common stock in lieu of their cash retainer. All shares delivered pursuant to such an election are granted quarterly under our then-existing stock incentive plan on the third business day following each quarterly issuance of our earnings. The number of shares granted is determined using the closing price of our class A common stock as reported on the New York Stock Exchange on the grant date, rounded to the nearest whole share.

     Non-employee directors receive a one-time equity grant with an estimated value of $150,000 following their appointment or election to the Board. Each continuing non-employee director receives an annual equity grant with an estimated value of $50,000, beginning on the third business day following the issuance of our earnings release for the fiscal year-end nearest the third anniversary of the director’s initial appointment or election to the Board or the date of the director’s most recent equity grant, whichever is later.

     Each equity grant described above consists in part of nonqualified stock options and in part of restricted stock, in each case with respect to class A common stock. The allocation of each equity grant between stock options and restricted stock is made so that the estimated value attributable to both components is equal. The estimated value is determined on the grant date in accordance with United States generally accepted accounting principles and with our practices and methodologies then in effect. The equity grants are made under our then-existing stock incentive plan and vest in 25% increments over four years. In the case of fiscal 2007 stock options granted prior to April 2007, the exercise price was the average of the high and low trading prices on the New York Stock Exchange of the class A common stock on the day of grant. Beginning in April 2007, the exercise price is the closing trading price on the NYSE of our class A common stock on the day of the grant.

     The following table sets forth information regarding the compensation of our directors in fiscal 2007. Our named executive officers who also served as directors are not included in this table because they were not separately compensated for their service as directors.

Director Compensation

		Stock Awards	Option
	Fees Earned or	($)	Awards ($)
Non-Employee Director	Paid in Cash ($)	(1)	(1)	Total ($)
John W. Barter (2)	86,667	5,636	80,406	172,709
Steven A. Denning (3)	11,500	—	12,467	23,967
Larry R. Ellis (4)	49,167	12,163	12,420	73,750
Miles R. Gilburne (5)	61,000	—	71,366	132,366
Michael R. Klein (6)	68,000	5,636	42,989	116,625
David H. Langstaff (7)	58,000	—	—	58,000
Delbert C. Staley (8)	83,667	5,636	42,989	132,292
Gail Wilensky (9)	57,000	—	117,159	174,159
____________________

(1)	The amounts in these columns represent the expense recognized in connection with these awards for the fiscal year ended June 30, 2007 in connection with awards made during fiscal 2007 and during prior years in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No 123 (revised 2004) Share-Based Payment, or FAS 123(R). Assumptions used in the calculation of these expenses are included in note 10 to our audited financial statements for the year ended June 30, 2007 filed with the Securities and Exchange Commission on August 16, 2007. Unlike the amounts reflected in our audited financial statements, however, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the director will remain with our company long enough to fully vest in the award.
(2)	As of June 30, 2007, Mr. Barter held 42,700 options and 1,000 restricted shares. Mr. Barter received an option grant on August 7, 2003 for 40,000 options at an exercise price of $16.795, which was the split-adjusted closing price on August 6, 2003. The grant date fair value of these options computed in accordance with FAS 123(R) was $7.48. Mr. Barter received an option grant on August 7, 2006 for 2,700 options at an exercise price of $25.105, which was the average of the high and low values of trading prices of class A common stock on the date of grant, and a restricted stock grant for 1,000 shares. The closing price on the date of grant was $24.99. The grant date fair value of these options computed in accordance with FAS 123(R) was $9.19 per share, and the grant date fair value of these shares was $25.105.
(3)	Mr. Denning stepped down from the Board effective September 1, 2006 and exercised all vested options within 60 days of that date. Mr. Denning received an option grant on August 7, 2003 for 40,000 options at an exercise price of $16.795, which was the split-adjusted closing price on the August 6, 2003. The grant date fair value of these options computed in accordance with FAS 123(R) was $7.48. Mr. Denning received an option grant on August 7, 2006 for 2,700 options at an exercise price of $25.105, which was the average of the high and low values of trading prices of class A common stock on the date of grant, and a restricted stock grant for 1,000 shares. The grant date fair value of these options computed in accordance with FAS 123(R) was $9.19 per share, and the grant date fair value of these shares was $25.105.
(4)	As of June 30, 2007, General Ellis held 7,310 options and 2,650 restricted shares. General Ellis received an option grant on November 6, 2006 for 7,310 options at an exercise price of $28.295, which was the average of the high and low values of trading prices of class A common stock on the date of grant, and a restricted stock grant for 2,650 shares. The closing price on the date of grant was $28.41. The grant date fair value of these options computed in accordance with FAS 123(R) was $10.47 per share, and the grant date fair value of these shares was $28.295.
(5)	As of June 30, 2007, Mr. Gilburne held 40,000 options.

(6)	As of June 30, 2007, Mr. Klein held 61,520 options and 1,000 restricted shares. Mr. Klein received an option grant on August 7, 2006 for 2,700 options at an exercise price of $25.105, which was the average of the high and low values of trading prices of class A common stock on the date of grant, and a restricted stock grant for 1,000 shares. The closing price on the date of grant was $24.99. The grant date fair value of these options computed in accordance with FAS 123(R) was $9.19, and the grant date fair value of these shares was $25.105 per share.
(7)	As of June 30, 2007, Mr. Langstaff held 100,000 options.
(8)	As of June 30, 2007, Mr. Staley held 22,700 options and 1,000 restricted shares. Mr. Staley received an option grant on August 7, 2006 for 2,700 options at an exercise price of $25.105, which was the average of the high and low values of class A common stock on the date of grant, and a restricted stock grant for 1,000 shares. The closing price on the date of grant was $24.99. The grant date fair value of these options computed in accordance with FAS 123(R) was $9.19, and the grant date fair value of these shares was $25.105 per share.
(9)	As of June 30, 2007, Dr. Wilensky held 40,000 options. Dr. Wilensky received an option grant on February 15, 2006 for 40,000 options at an exercise price of $32.20, which was the average of the high and low values of trading prices of class A common stock on February 14, 2006. The grant date fair value of these options computed in accordance with FAS 123(R) was $11.72 per share.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

   Objectives and Philosophy of Our Executive Compensation Program

     The primary objectives of the executive compensation program are to:

  attract, retain and motivate executive talent;

  ensure executive compensation is aligned with our corporate strategies and business objectives;

  promote the achievement of strategic and financial performance measures by linking short and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

  align executives' interests with those of our stockholders.

     To achieve these objectives, the Compensation and Personnel Committee of our board of directors evaluates our executive compensation program with the goal of setting target compensation at levels the committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to strategic financial and operational goals such as revenue, earnings per share, and new business orders, in addition to individual goals. We also provide a portion of our executive compensation in the form of stock option and restricted stock awards that vest over time. We believe this helps to retain our executives and incentivizes them to participate in the long term success of our company, and therefore aligns their interests with those of our stockholders.

     The Compensation and Personnel Committee of our board of directors oversees our executive compensation program. In this role, the Compensation and Personnel Committee reviews and approves annually all compensation decisions relating to our executive officers.

     Although the chief executive officer does not influence the Compensation and Personnel Committee’s determination of his own compensation, he does assist the committee in setting the compensation for the other executive officers who report to him. The chief executive officer’s participation may include providing a summary of the personal evaluations of each executive and recommending prospective base salary and target incentive compensation levels. The other executives do not have a role in establishing executive compensation.

     We compete with many other companies for our executive personnel. In making compensation decisions, the Compensation and Personnel Committee reviews compensation survey data for companies in the information technology industry and also compares our executive compensation to that paid by a peer group of publicly traded companies with executives in similar roles. The peer group and survey data analysis is prepared for the Compensation and Personnel Committee by our director of compensation and our chairman of the board. The peer group, which evolves over time, consists of companies that we believe are generally comparable to our company and against which we compete for executive talent. The companies included in this peer group when our analysis for fiscal 2007 was performed were: Anteon International Corporation, ManTech International Corporation, MTC Technologies, Inc., NCI, Inc., and SI International, Inc.

     The Compensation and Personnel Committee generally targets overall compensation for executives near the 50th percentile for base salary, and the 75th percentile for total cash compensation paid to similarly situated executives, as determined by our survey and peer group analyses. The difference between the 50th percentile base salary and 75th percentile total cash compensation is the executive’s annual cash incentive target. Our intent is to establish corporate and individual incentive targets that are challenging and require above average performance to achieve above average compensation. Variations to these general targets may occur as warranted by the experience level of our executives, individual job responsibilities and by external market factors such as the demand for a particular position.

     Before Dr. Sloane was hired as our president and chief executive officer in April 2007, the Compensation and Personnel Committee consulted with a compensation consultant, Frederick W. Cook & Co., Inc., in determining Dr. Sloane’s compensation for fiscal 2007, including salary and cash and equity incentives. Dr. Sloane’s level of experience, his compensation at his prior employer and our desire to retain Dr. Sloane for an extended period of time were key considerations during this process.

   Components of our Executive Compensation Program

     The primary elements of our executive compensation program are:

  base salary;

  annual cash incentive bonuses;

  equity in the form of stock option and restricted stock awards;

  insurance, retirement and other employee benefits; and

  in some cases, severance and change-of-control benefits.

     During fiscal 2007, we did not have a formal or informal policy or target for allocating compensation between long-term and short-term cash compensation, and non-cash compensation in the form of equity. The Compensation and Personnel Committee determined subjectively what it believed to be the appropriate level and mix of equity, after evaluating each executive’s level of responsibility within SRA, their prior performance and their current existing equity holdings.

     Base Salary

     Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In general, we target executive base salaries at the 50th percentile of the range of salaries for executives in similar positions at comparable companies. When establishing base salaries, the Compensation and Personnel Committee considers not only the quantitative compensation survey data for our industry and peer group, but also a variety of qualitative factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the individual’s internal value to us. In the case of Dr. Sloane, his base salary is mandated by our employment agreement with him.

     Base salaries are reviewed by our Compensation and Personnel Committee at least annually, and, if appropriate, are adjusted to realign with market levels after taking into account individual responsibilities, performance and experience. The base salaries paid to our chief executive officer and named executive officers for the past two fiscal years are shown below:

	End of Fiscal 2007	Fiscal 2006	Fiscal 2007	Annual
Name of Executive	Position	Salary	Salary	% Change
Stanton D. Sloane	President and	n/a	$650,000	n/a
	Chief Executive
	Officer
Renato A. DiPentima	Former President	$410,000	$435,000	6.1%
	and Chief
	Executive Officer
Stephen C. Hughes	Chief Financial	$262,500	$290,000	10.5%
	Officer and
	Executive
	Vice President
	Operations
Barry S. Landew	Executive Vice	$250,000	$270,000	8.0%
	President,
	Strategic
	Development
Ernst Volgenau	Chairman	$195,000	$195,000	0.0%
David A. Kriegman	Former Chief	$270,000	$270,000	0.0%
	Operating Officer

     Annual Cash Incentive Bonuses

     We have an annual cash incentive bonus plan for our executives and key employees. These bonuses are intended to reward the achievement of strategic operational and financial goals by our company, as well as individual performance objectives. Target amounts payable under the annual cash incentive bonus plan are measured as a percentage of the applicable executive’s base salary, which percentage typically increases in relation to the employee’s responsibilities.

     At the beginning of each fiscal year, the Compensation and Personnel Committee approves the corporate performance goals for the executives, the weighting of various goals and the formula for determining potential bonus amounts based on achievement of those goals. Corporate financial performance targets for fiscal 2007 accounted for 85% of the executive’s annual cash incentive bonus performance calculation, with the remaining 15% attributable to individual objectives. The Compensation and Personnel Committee believes that making a significant portion of the executive officer’s cash bonus contingent on corporate performance aligns the executive officer’s interest with those of our stockholders. The corporate targets conform to the financial metrics contained in the internal business plan approved by the board of directors; which is also approved at the beginning of the fiscal year. For fiscal 2007, the financial performance measures and associated weights for each executive were revenue (35%), earnings per share (35%) and the gross contribution of new business orders (15%). Gross contribution is a non-GAAP measure of contract profit excluding the allocation of certain fixed corporate costs. Individual objectives (15%) address the executive’s performance on specific initiatives in his area of expertise and his development of his personnel.

     The Compensation and Personnel Committee works with the chief executive officer to develop challenging corporate and individual goals that they believe can be achieved with hard work and above average performance over the next year. Since the corporate financial goals are determined at the beginning of the fiscal year, they are specifically organic and exclude the contribution of potential acquisitions that may occur throughout the year. Therefore, contributions from mid-year acquisitions are excluded when determining the actual results at fiscal year-end.

     Our executive cash incentive bonuses are paid over a three year period, with 70% of the earned amount paid at the end of the fiscal year for which it is earned. The remaining 30% is paid in equal amounts of 15% at the end of the next two fiscal years, as long as the executive remains employed by our company.

     The annual target cash incentive awards and total cash compensation targets for our named executive officers over the past two fiscal years are shown in the table below:

			Cash Incentive
	Salary		Bonus Target		Total/Target Cash Compensation

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2006	2007	2006	2007	2006	2007	% Change
Dr. Sloane	n/a	$650,000	n/a	$700,000	n/a	$1,350,000	n/a
Dr. DiPentima	$410,000	$435,000	$490,000	$525,000	$900,000	$960,000	6.7%
Mr. Hughes	$262,500	$290,000	$317,500	$350,000	$580,000	$640,000	10.3%
Mr. Landew	$250,000	$270,000	$300,000	$320,000	$550,000	$590,000	7.3%
Dr. Volgenau	$195,000	$195,000	—	—	$195,000	$195,000	0.0%
Mr. Kriegman	$270,000	$270,000	$330,000	$350,000	$600,000	$620,000	3.3%

     The fiscal 2007 total target cash compensation increases for Dr. DiPentima, Mr. Hughes and Mr. Landew were merit based, and reflected the challenge of running a larger organization that experienced over 34% growth during fiscal 2006. In the case of Mr. Hughes, his increased fiscal 2007 salary and bonus target also reflected his responsibility for managing more of our operations. Dr. Volgenau’s fiscal 2007 salary was not adjusted from fiscal 2006, as he continued to work a reduced schedule.

     Stock Option and Restricted Stock Equity Awards

     Our equity awards program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with incentives to achieve long-term corporate performance, create an ownership culture and help to align executives’ interests with those of our stockholders. In addition, we believe the vesting feature of our equity grants provides an incentive to our executives to remain with our company. In determining the size and nature of equity grants to our executives, our Compensation and Personnel Committee considers our company-wide performance, the applicable executive’s performance, the amount of equity previously awarded to the executive including the vesting status of such awards, potential future stock price appreciation and the expected stock compensation expense under FAS 123(R). As a result of our adopting FAS 123(R) in fiscal 2006, we began granting a mix of stock option and restricted stock awards to our executives and other employees. Prior to fiscal 2006, we generally granted only stock options as long-term incentives to our employees.

     Our fiscal 2007 equity awards were made in the form of non qualified stock options and restricted stock both with respect to class A common stock. We typically grant restricted stock awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock grants are made, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose.

     The stock options and restricted stock we grant to our executives typically vest at a rate of 25% per year on the first four anniversaries of the date of grant. In the case of stock options, the term of the option is typically ten years. Vesting ceases and unvested options are forfeited on the date of termination of employment, except in the case of death or total disability. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In the case of restricted stock, the holder has voting and dividend rights to both vested and unvested awards.

     While we did not have a formal policy regarding the size of individual equity targets in fiscal 2007, the Compensation and Personnel Committee reviewed equity targets and awards in conjunction with the base salary and annual cash incentive for each executive to ensure that the targets were commensurate with the individual’s total compensation and conformed to our overall philosophy and objectives. For fiscal 2007, quantitative stock option and restricted stock targets for our executives were established and approved by the Compensation and Personnel Committee at the beginning of the year, at the same time their salary and incentive targets were established. In general, the intent of the Compensation and Personnel Committee was that equity targets for fiscal 2007 for each executive would have the same overall value as the executive’s fiscal 2006 targets. Therefore, the stock price depreciation during fiscal 2006 resulted in the quantitative targets for fiscal 2007 being higher. Actual stock option and restricted stock awards were calculated at the end of the year by applying the same financial performance measures contained in our internal business plan used in calculating the cash bonus award to the executive’s stock option and restricted stock targets.

     Beginning in fiscal 2008, executives will not have quantitative equity targets established at the beginning of the fiscal year. Instead, the Compensation and Personnel Committee will determine the size of any grants at the end of the year after evaluating the executives’ performance.

     The annual stock option and restricted stock targets for our executive officers over the past two fiscal years are shown in the table below:

	Stock Option		Restricted Stock
	Targets		Targets
	(# Shares)		(# Shares)

	Fiscal 2006	Fiscal 2007	Fiscal 2006	Fiscal 2007
Dr. Sloane	n/a	30,000	n/a	—
Dr. DiPentima	—	—	—	—
Mr. Hughes	6,000	7,260	1,500	1,815
Mr. Landew	6,000	7,260	1,500	1,815
Dr. Volgenau	—	—	—	—
Mr. Kriegman	9,000	7,260	2,250	1,815

     We typically make an initial equity award to new executives upon commencement of employment, and annual performance based grants as part of our overall compensation program. Performance based grants are awarded following the end of the fiscal year after financial performance measures for that year have been calculated. Dr. DiPentima and Dr. Volgenau did not have stock option and restricted stock targets during fiscal 2007, due to the size of their pre-existing equity positions. In the case of Dr. Sloane, his fiscal 2007 equity targets were mandated by our employment agreement with him.

     In April 2007, the Compensation and Personnel Committee established that the exercise price of all stock options will equal the closing price of our class A common stock on the New York Stock Exchange on the date of grant. For fiscal 2007 grants made prior to April 2007, our method for determining the fair market value was to use the average of the high and low trades of the class A common stock on the date of grant. All grants of options and restricted stock to our executives are approved by the Compensation and Personnel Committee in advance of the date of grant. Annual equity grants to executive officers are issued on the third business day following the public release of our year-end earnings. All other equity grants to executive officers are issued on the date awarded, unless they are awarded during a quarterly company-imposed trading blackout, in which case they are issued on the third business day following the next public release of quarterly earnings.

     Upon hire, Dr. Sloane received equity grants of non qualified stock options to purchase 200,000 shares of our class A common stock and 125,000 shares of restricted stock. In accordance with our policies and procedures, these equity grants were made on May 7, 2007, the third business day after our third fiscal quarter 2007 earnings were released. On May 15, 2007, Mr. Hughes and Mr. Landew were each awarded a grant of 8,000 shares of restricted stock. These grants were approved by the Compensation and Personnel Committee at the suggestion of Dr. Sloane after his review of the unvested equity positions of these individuals.

     Financial Performance Measures; Determination of Bonuses and Equity Awards

     For fiscal 2007, the specific financial measures and method for determining executive cash incentive bonuses and equity awards are summarized below:

		Goal	Plan	Minimum
		Performance	Performance	Performance
	Measure	Level	Level	Level
Financial Performance Measure	Weighting	($)	($)	($)
Revenue (in millions)	35%	1,398	1,325	1,008
Earnings Per Share	35%	1.28	1.24	0.92
Gross Contribution of New Business
Orders (in millions)	15%	326	313	234
Individual Objectives	15%	n/a	n/a	n/a
Total	100%

     The following algorithm was used to calculate the award earned for each variable identified in the preceding table:

A = Actual performance F = Factor paid at plan performance G = Goal performance level M = Minimum performance level	P = Plan performance level T = Target award W = Weighting

     Where Actual performance equals or exceeds the Goal performance level;
              Award Earned for that measure= (A/G)*T*W

     Where Actual performance is between the Plan and Goal performance levels;
              Award Earned for that measure = (F + (1-F)*((A-P)/(G-P)))*T*W

     Where Actual performance is between the Minimum and Plan performance levels;
              Award Earned for that measure = ((A-M)/(P-M))*F*T*W

     Where Actual performance is less than the Minimum performance level, the award earned for that measure is zero.

     The factor was 85% for revenue, 91% for earnings per share and 89% for gross contributions of new business orders during fiscal 2007.

     Actual results and incentive metric earned by each executive during fiscal 2007 are summarized below:

		Goal	Plan	Minimum
	Measure	Performance	Performance	Performance	Award
Financial Performance Measure	Weighting	Level	Level	Level	Earned
Revenue (in millions)	35%	1,398	1,325	1,008	58%
Earnings Per Share	35%	1.28	1.24	0.92	46%
Gross Contribution of New Business Orders
(in millions)	15%	326	313	234	67%
Individual Objectives	15%	n/a	n/a	n/a	100%
Overall Incentive Metric for Fiscal 2007					61%

     Accordingly, each executive earned a cash bonus, stock options and restricted stock for fiscal 2007 equal to 61% of his fiscal 2007 target.

     Equity Ownership Guidelines

     While we did not have equity ownership guidelines for our executives during fiscal 2007, the Compensation and Personnel Committee periodically reviews their value and applicability to SRA. In April 2007, the board approved voluntary stock ownership guidelines for its non-employee directors, which are summarized as follows:

  Ownership Level. Each non-employee director is expected to accumulate stock ownership equal to $100,000 by June 30, 2012 or within five years of appointment to the board, if later.

  Share Retention. Until the $100,000 stock ownership level is attained, non-employee directors are expected to retain 100% of after-tax “profit shares”, which are the shares attained upon exercise of stock options or vesting of restricted stock awards.

  Maintain Equity Position. Non-employee directors are expected to maintain the $100,000 stock ownership level until six months after termination of service on the board.

     Benefits and Other Compensation

     We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a company-sponsored 401(k) plan. Executives are eligible to participate in all of our employee benefit plans on the same basis as other employees.

     We match a portion of employee contributions into the 401(k) plan. Our matching contribution is made annually after each calendar year ends. During fiscal 2007 we had a dual matching formula, which was designed to balance our matching contribution fairly between highly and non-highly compensated employees, as well as between existing employees and mid-year hires. All employees, including executive officers, are subject to the same matching formula. During fiscal 2007, the annual company matching contribution for each employee was the greater of:

     1) 55% of the first $4,000 contributed by the employee (maximum match of $2,200); or

     2) 50% of the employee’s contribution (maximum match of 3.4% of employee’s salary).

     The maximum salary considered for the second match was $125,000. Therefore, the maximum match under this formula during fiscal 2007 was $4,375 ($125,000 x 3.5%).

     In particular circumstances, we award one-time hiring incentives in the form of cash or equity upon an executive’s commencement of employment. The amount of a hiring bonus, if any, is determined on a case-by-case basis. For example, we will consider paying signing bonuses to offset the economic loss for unvested cash or equity value forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand.

     When Dr. Sloane joined us in April 2007, we awarded him a hiring bonus, consisting of three payments totaling $280,000. We paid the first $30,000 upon hire. We paid an additional $125,000 on July 1, 2007, with the remaining $125,000 payable on July 1, 2008, contingent upon Dr. Sloane’s continued employment through this date. These amounts were determined by the Compensation and Personnel Committee, after consulting with our chairman. The first of these payments is reflected in the Summary Compensation Table below.

     In general, we do not offer other compensation and perquisites, such as commuting expense reimbursement, corporate apartments, car allowances or tax gross-up provisions. However, we are providing Dr. Sloane a monthly living allowance of $8,000 until such time as he moves to the greater Washington, D.C. area, for a period of up to two years from his April 2007 hire date.

     Severance and Change-of-Control Benefits

     Pursuant to the employment agreement we have entered into with Dr. Sloane and the agreements associated with his one-time equity grants, he is entitled to specified benefits in the event of the termination of or change in his employment under specified circumstances, including termination following a change of control of our company. The other executives do not have similar benefits.

     His change-of-control benefits have been structured as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if Dr. Sloane is not offered the position of President or CEO of the successor company’s ultimate parent company after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to Dr. Sloane in the event of a friendly change of control, while still providing him appropriate protection in the event a change in control results in the loss of his job or position.

     We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” below.

     Tax and Accounting Considerations

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and the other named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation and Personnel Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers with option issuances in a manner that is intended to minimize disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the 2002 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation and Personnel Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Personnel Committee believes such payments are appropriate and in the best interests of SRA and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

     Compensation Actions for Fiscal 2008

     We expect Dr. Sloane’s base salary, temporary housing allowance, hiring bonus and the income he will receive upon the vesting of restricted stock will exceed $1 million in fiscal 2008. In order to qualify his fiscal 2008 cash incentives for tax deductibility under Section 162(m), we have proposed stockholder approval regarding the material terms of our senior officer performance goals from fiscal 2008 through fiscal 2012. A more detailed summary of the proposal may be found in Proposal 3 below.

COMPENSATION AND PERSONNEL COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation and Personnel Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Personnel Committee
Delbert C. Staley (Chairman)
Larry R. Ellis
Gail R. Wilensky

Summary Compensation

     The following table sets forth the compensation for fiscal 2007 for each individual who served as our chief executive officer and chief financial officer during fiscal 2007, our three other most highly compensated executive officers during fiscal 2007, and a former executive officer, all of whom we refer to together as the Named Executive Officers:

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal	Salary	Bonus	($)	($)	($)	($)	Total
Position	($)	($)	(1)	(1)	(2)	(3)	($)
Stanton D. Sloane,	162,500 (5)	30,000 (6)	121,454	69,980	75,285	24,000	483,219
President and Chief
Executive Officer (4)
Renato A. DiPentima,	435,000	—	—	806,908	354,123	4,375	1,600,406
former President and Chief
Executive Officer (4)
Stephen C. Hughes,	290,000	—	45,710	343,385	234,080	4,375	917,550
Chief Financial Officer,
Executive Vice President
Operations
Barry S. Landew,	270,000	—	13,510	225,155	219,041	4,375	732,081
Executive Vice President,
Strategic Development
Ernst Volgenau, Chairman	195,000	—	—	38,540	52,952	4,375	290,867
David A. Kriegman,	56,250	120,276 (8)	10,303 (9)	601,174 (9)	—	—	788,003
former Chief Operating
Officer (7)
____________________

(1)	The amounts in these columns represent the expense recognized in connection with these awards for the fiscal year ended June 30, 2007 in connection with awards made during fiscal 2007 and during prior years in accordance with FAS 123(R). Assumptions used in the calculation of these expenses are included in note 10 to our audited financial statements for the year ended June 30, 2007 filed with the Securities and Exchange Commission on August 16, 2007. Unlike the amounts reflected in our audited financials statements, however, these amounts do not reflect any estimate or forfeitures related to service-based vesting. Instead, they assume that the executive will remain with our company long enough to fully vest in the award.
(2)	Our executive cash incentive bonuses are paid over a three year period, with 70% of the earned amount paid at the end of the fiscal year for which it is earned. The remaining 30% is paid in equal amounts of 15% at the end the next two fiscal years, as long as the executive remains employed by our company. Amounts in this column reflect 70% of the bonuses earned for fiscal 2005 and 2006.
(3)	For Dr. Sloane, this consists of his $8,000 monthly housing allowance for the three months he was employed. For Dr. DiPentima, Mr. Hughes, Mr. Landew and Dr. Volgenau, this consists of their annual 401(k) company matching contribution of $4,375.
(4)	Dr. DiPentima retired from his position as president and chief executive officer in April 2007, at which time Dr. Sloane was appointed his successor.
(5)	The amount for Dr. Sloane represents his salary from April 2007 when he joined us through June 2007.
(6)	The bonus for Dr. Sloane represents the first $30,000 installment of his three-part hiring bonus.
(7)	Mr. Kriegman, former executive vice president and chief operating officer retired in September 2006.
(8)	The amount for Mr. Kriegman consists of 15% of his fiscal 2005 and 30% of his fiscal 2006 cash incentive awards, which we discretionarily determined to pay to Mr. Kriegman upon his retirement.
(9)	Mr. Kriegman forfeited 5,150 options at an exercise price of $16.795, 11,800 options at an exercise price of $21.13, 150,000 options at an exercise price of $31.6125, 33,770 options at an exercise price of $35.40, 7,312 options at an exercise price of $25.105 and 1,828 shares of restricted stock during 2007 in connection with the end of his employment.

Non Qualified Deferred Compensation

     The following table summarizes the compensation deferred by the named executives under the Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 1994 Plan, and the 2005 Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 2005 Plan, both of which are irrevocable “rabbi trusts.” During fiscal 2007, executives were permitted to voluntarily defer up to 50% of their base salary and up to 100% (less statutory tax withholding) of their paid cash incentive bonus into the 2005 Plan. At the time a deferral election is made, the executive may elect the time and manner of distribution, subject to Internal Revenue Service regulations, including recent 409A legislation. Salary and bonus amounts deferred remain assets of our company during the period of deferral. Once deferred, the executive may request that we invest their deferrals in a variety of mutual funds managed by Fidelity Investments. Since 2005, executives may no longer contribute to the 1994 Plan, although their balances and deferral elections remain in place pursuant to their original elections.

Fiscal 2007 Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions in	Earnings in	Distributions During	Balance at Fiscal
	Fiscal 2007	Fiscal 2007	Fiscal 2007	Fiscal 2007	2007 End
Name of Executive	($)	($)	($)	($)	($)
Dr. Sloane	—	—	—	—	—
Dr. DiPentima	21,750 (1)	—	142,575	196,333	584,230
Mr. Hughes	61,316 (2)	—	13,952	—	265,621
Mr. Landew	—	—	—	—	—
Dr. Volgenau	—	—	—	—	—
Mr. Kriegman	2,812 (1)	—	17,057	220,943	63,789
____________________

(1)	Consists entirely of elective base salary deferrals made by the executive into the 2005 Plan during fiscal 2007. These amounts are also included in the amounts reported as fiscal 2007 salary in the Summary Compensation Table.
(2)	Consists of elective base salary deferrals of $14,500 and a bonus deferral of $46,816 made by Mr. Hughes during fiscal 2007. These amounts are also included in the amounts reported as fiscal 2007 salary and non- equity incentive plan compensation columns in the Summary Compensation Table.

Outstanding Equity Awards

     The following table sets forth information regarding outstanding stock options and restricted stock awards held by our named executive officers as of June 30, 2007. Stock options granted prior to May 2002 were granted under our 1994 Stock Option Plan. Stock options and restricted stock granted after May 2002 were granted under our 2002 stock incentive plan.

Outstanding Equity Awards At Fiscal 2007 Year-End

	Option Awards					Restricted Stock Awards
		Number	Number
		of Shares	of Shares			Number
		Underlying	Underlying			of Shares	Market
		Unexercised	Unexercised	Option	Option	that	Value of
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Shares that
		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Have Not
Name of Executive	Grant Date	(1)	(1)	(2)	(3)	(1)	Vested ($)
Dr. Sloane	5/7/2007	—	200,000	25.8100	5/7/2017	125,000	3,157,500
Dr. DiPentima	12/21/2001	1,438	—	5.0745	12/21/2016
	8/15/2002	58,260	—	12.4000	8/15/2017
	8/7/2003	19,516	6,504	16.7950	8/7/2013
	8/5/2004	212,492	212,488	21.1300	8/5/2014
Mr. Hughes	6/30/2000	29,422	—	4.7685	6/30/2015
	6/30/2001	36,422	—	4.2500	6/30/2016
	8/15/2002	70,660	—	12.4000	8/15/2017
	8/7/2003	15,450	5,150	16.7950	8/7/2013
	8/5/2004	50,000	50,000	21.1300	8/5/2014
	8/4/2005	5,535	16,605	35.4000	8/4/2015
	2/15/2006	4,000	12,000	32.2000	2/15/2016
	8/7/2006	—	4,875	25.1050	8/7/2016
	2/15/2006					3,000	75,780
	8/7/2006					1,219	30,792
	5/15/2007					8,000	202,080
Mr. Landew	6/30/1998	55,940	—	3.1705	6/30/2008
	6/30/1999	32,588	—	3.9355	6/30/2014
	3/24/2000	58,822	—	4.1480	3/24/2015
	6/30/2000	19,716	—	4.7685	6/30/2015
	6/30/2001	33,210	—	4.2500	6/30/2016
	8/15/2002	35,500	—	12.4000	8/15/2017
	8/7/2003	15,450	5,150	16.7950	8/7/2013
	8/5/2004	30,000	30,000	21.1300	8/5/2014
	8/4/2005	5,535	16,605	35.4000	8/4/2015
	8/7/2006	—	4,875	25.1050	8/7/2016
	8/7/2006					1,219	30,792
	5/15/2007					8,000	202,080
Dr. Volgenau	8/7/2003	—	5,150	16.7950	8/7/2013
Mr. Kriegman (4)
____________________

(1)	In each case, the option or restricted stock award vests in 25% increments on the first four anniversaries of the grant date. All stock options listed are nonqualified stock options, with the exception of the June 30, 1998 grant for Mr. Landew, which are incentive stock options.
(2)	For fiscal 2007 options granted after April 2007, the exercise price is equal to the closing price of our class A common stock on the New York Stock Exchange on the date of grant. Fiscal 2007 grants made prior to April 2007 have an exercise price equal to the average of the high and low trading prices of the class A common stock on the date of grant.

(3)	The expiration date is 10 years from the grant date, except for grants made between June 30, 1999 and August 15, 2002, in which case the expiration date is 15 years from the grant date.
(4)	Mr. Kriegman exercised all of his vested stock options during fiscal 2007 in connection with the end of his employment with us. His unvested options were forfeited upon his termination date.

Stock Option Exercises and Restricted Stock Vesting

     The following table provides information on (1) stock option exercises by the named executive officers during fiscal 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards held by the named executive officers in fiscal 2007 and the value realized.

Fiscal 2007 Stock Option Exercises and Restricted Stock Vesting

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Dr. Sloane	—	—	—	—
Dr. DiPentima	48,928	1,153,028	—	—
Mr. Hughes	41,176	944,145	1,000	23,320 (1)
Mr. Landew	268,234	5,696,464	—	—
Dr. Volgenau	17,160	282,814	—	—
Mr. Kriegman	124,570	2,281,073	—	—
____________________

(1)	Represents vesting of the first 25% of a 4,000 restricted stock share grant on February 15, 2007.

   Plan Based Awards

     The following table sets forth information regarding options granted and restricted stock awards made to our named executive officers. All of the options were granted under our 2002 stock incentive plan.

Fiscal 2007 Grants of Plan-Based Awards

													Grant
													Date Fair
									All Other	All Other	Exercise		Value
									Stock	Option	or Base	Closing	of Stock
									Awards:	Awards:	Price of	Price of	and
									Number of	Number of	Option	Stock on	Options
			Estimated Future Payouts			Estimated Future Payouts			Shares of	Securities	Awards	Grant	Awards
Name of	Grant	Date	Under Non-Equity Incentive			Under Equity Incentive Plan			Stock or	Underlying	($/Sh)	Date	($)
Executive	Date	Approved	Plan Awards			Awards			Units (#)	Options (#)	(3)	($/Sh)	(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
			(1)	(1)	(2)	(1)	(1)	(2)
Dr. Sloane			—	175,000		—	7,500
	5/7/2007	4/18/2007							125,000	200,000	25.81	25.81	5,085,170
Dr. DiPentima			—	525,000		—	—
Mr. Hughes			—	350,000		—	9,075
	8/7/2006	8/3/2006							1,219	4,875	25.105	24.99	75,418
	5/15/2007	5/15/2007							8,000			25.80	206,400
Mr. Landew			—	320,000		—	9,075
	8/7/2006	8/3/2006							1,219	4,875	25.105	24.99	75,418
	5/15/2007	5/15/2007							8,000			25.80	206,400
Dr. Volgenau			—	—		—	—
Mr. Kriegman			—	350,000		—	9,075
	8/7/2006	8/3/2006							1,828	7,312	25.105	24.99	113,110
____________________

(1)	The threshold and target amounts represent the amounts that were to be payable to the executive if we met our minimum and goal performance levels for fiscal 2007 for all corporate measures.
(2)	We did not limit the bonus or equity amount that could be earned during fiscal 2007, but the ratio of earned amount to the target for each executive was linear. As such, for an executive to earn a bonus twice that of their target the corporate and individual results must also have been twice that of the goal.
(3)	Fiscal 2007 equity grants made prior to April 2007 were valued at the average of the high and low trading prices of our class A common stock on the date of grant.
(4)	The amounts in these columns represent the full amount of the expense we will recognize in connection with awards made during the fiscal year ended June 30, 2007 over the entire term of the award in accordance with FAS 123(R). Assumptions used in the calculation of these expenses are included in note 10 of our audited financial statements for the year ended June 30, 2007 filed with the Securities and Exchange Commission on August 16, 2007. Unlike the amounts reflected in our audited financial statements, however, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the executive will remain with our company long enough to fully vest in the award.

Potential Payments Upon Termination or Change of Control

     Pursuant to the employment agreement we have entered into with Dr. Sloane and the agreements associated with his one-time equity grants, he is entitled to specified benefits in the event of the termination of or change in his employment under specified circumstances, including termination following a change of control of our company. Dr. Sloane is the only executive with these benefits.

     Dr. Sloane will be entitled to the following severance benefits in the event of an involuntary termination without cause, whether before or after a change of control: (i) full vesting of all unvested non qualified stock options and restricted stock shares; (ii) payment of 50% of his prior year’s earned bonus, or annual bonus target in the event of a termination occurring before June 30, 2008; (iii) continuation of his base Salary for 12 months; and (iv) continuation of employee benefits for 12 months, subject to reduction in the event Dr. Sloane receives comparable benefits from a subsequent employer. Post-termination payment of bonus amounts and continuation of Dr. Sloane’s base salary and benefits are contingent upon his execution of a document releasing SRA from any and all liability relating to his employment, and his compliance with the confidentiality, non-competition and non-solicitation covenants set forth and/or incorporated in his agreement.

     In the event of a change in control that results in Dr. Sloane not being offered the position of President or CEO of the successor company’s ultimate parent company after the change of control, all of Dr. Sloane’s non qualified stock options and restricted stock shares will vest as of the effective date of the change in control. For the purpose of the agreement, change in control means the consummation of a merger, reorganization, consolidation or similar transaction, unless our voting stock represents more than 50% of the voting power of the surviving entity, or shareholder approval of the sale of all or substantially all SRA assets or a plan of liquidation of SRA, unless our voting stock represents more than 50% of the voting power of the purchasing entity.

     The aggregate value of potential payments upon involuntary termination and change of control as of the end of fiscal 2007 were $4,163,999 and $3,157,500, respectively, as summarized in the following tables.

     Involuntary Termination. The following table sets forth an estimate of the benefits that would have accrued to Dr. Sloane in the event his employment had been terminated without cause as of the end of fiscal 2007.

Benefit	Estimated Value ($)
Vesting of options and restricted shares (1)	3,157,500
50% of fiscal 2007 target cash bonus	350,000
Base salary continuation for 12 months	650,000
Continuation of benefits for 12 months (2)	6,499
Total potential payments	4,163,999
____________________

(1)	Based on the number of shares that vest multiplied by $25.26, the closing price of our class A common stock on June 29, 2007, the last trading day of fiscal 2007, and, in the case of options, after deducting the aggregate exercise price of the options that vest.
(2)	Based on premiums and other benefit costs in effect on the last day of fiscal 2007.

     Change of Control. The following table sets forth an estimate of the benefits that would have accrued to Dr. Sloane in the event our company had experienced a change of control as of the end of fiscal 2007 and he had not been offered the position of President or CEO of the successor company’s ultimate parent after the change of control. These benefits would accrue to Dr. Sloane even if his employment was not terminated following the change of control.

Benefit	Estimated Value ($)
Vesting of options and restricted shares (1)	3,157,500
____________________

(1)	Based on the number of shares that vest multiplied by $25.26, the closing price of our class A common stock on June 29, 2007, the last trading day of fiscal 2007, and, in the case of options, after deducting the aggregate exercise price of the options that vest.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2007:

Weighted-
average
		exercise price	Number of securities remaining
	Number of securities to	of outstanding	available for future issuance
	be issued upon exercise	options,	under equity compensation
	of outstanding options,	warrants and	plans (excluding securities
Plan category	warrants and rights(a)	rights(b)	reflected in column(a)) (1)
Equity compensation plans approved by
security holders	6,618,797	$19.62	6,668,880 (2)
Equity compensation plans not approved by
security holders	—	—	—
Total	6,618,797	$19.62	6,668,880 (2)
____________________

(1)	In addition to being available for future issuance upon exercise of options that may be granted after June 30, 2007, 6,268,751 shares under the 2002 Stock Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards.
(2)	Includes shares issuable under our 2002 Stock Incentive Plan. Under the terms of the 2002 Stock Incentive Plan, the number of shares available for issuance is automatically increased every July 1 beginning with fiscal year 2004 and ending with fiscal year 2012 by an amount equal to the lesser of (i) 2,352,940 shares of class A common stock, (ii) 3% of the outstanding shares of class A common stock and class B common stock on such date or (iii) an amount determined by our Board of Directors. On July 1, 2007, an additional 1,721,051 shares of class A common stock were reserved for issuance under the terms of the 2002 Plan pursuant to this automatic increase provision. Also includes 400,129 shares issuable under our 2004 Employee Stock Purchase Plan, including those issuable in connection with the current offering period, which ends on September 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Affiliation of one of the directors and one of our outside law firms

     Mr. Klein, one of our non-employee directors, was a partner of the law firm of Wilmer Cutler Pickering Hale and Dorr, LLP, or WilmerHale, until December 31, 2005, and has been senior counsel thereafter. We retained WilmerHale in fiscal 2007 and expect to continue to retain WilmerHale in fiscal 2008.

   Affiliation of the former President and Chief Executive Officer with an employee

     Dr. DiPentima’s son-in-law is employed by SRA. During fiscal 2007, he was paid total compensation of $179,260.

   Policy on Future Transactions

     For all future transactions, the Board of Directors has adopted a policy that all transactions between SRA and our officers, directors, principal stockholders and their affiliates must (i) be approved by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to us than could be obtained from unaffiliated third parties.

AUDIT AND FINANCE COMMITTEE REPORT

     The Audit and Finance Committee reviewed our audited financial statements for the fiscal year ended June 30, 2007 and discussed these financial statements with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies we use. The independent registered public accounting firm is responsible for auditing our financial statements and for reviewing our unaudited interim financial statements. The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

     The Audit and Finance Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by Statement on Auditing Standards 61 (SAS 61) (Communication with Audit and Finance Committees). SAS 61 requires our independent registered public accounting firm to discuss with our Audit and Finance Committee, among other things, the following:

  methods to account for significant, unusual transactions;

  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firms’ conclusions regarding the reasonableness of those estimates; and

  disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

     Our independent registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees). In addition, the Audit and Finance Committee discussed with the independent registered public accounting firm their independence from us. The Audit and Finance Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to us are compatible with maintaining such auditors’ independence.

     Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit and Finance Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

Audit and Finance Committee
John W. Barter (Chairman)
Miles R. Gilburne
Delbert C. Staley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Personnel Committee during fiscal 2007 were Messrs. Staley, Ellis and Dr. Wilensky. No member of the Compensation and Personnel Committee was at any time during fiscal 2007 an officer or employee of our company or any of our subsidiaries. None of our executive officers serves or, during fiscal 2007, served as a member of the board of directors or the Compensation and Personnel Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Personnel Committee.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit and Finance Committee has selected the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. Deloitte & Touche LLP has served as our independent registered public accounting firm since March 2002. Although stockholder approval of the Audit and Finance Committee’s selection of Deloitte & Touche LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the Board of Directors may reconsider the selection of Deloitte & Touche LLP.

     Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

   Independent Registered Public Accounting Firm’s Fees

     The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2007	2006
Audit Fees (1)	$719,500	$668,550
Audit-Related Fees (2)	52,000	—
Tax Fees (3)	3,335	16,950
All Other Fees	—	—
Total Fees	$774,835	$685,500
____________________

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees in fiscal 2007 related to assistance provided in responding to an SEC comment letter.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to reviews of tax returns prepared by us in fiscal 2006 accounted for $8,000 of the total tax fees billed in fiscal 2006. Fiscal 2007 tax fees related to tax advice provided related to a past acquisition.

   Pre-Approval Policies and Procedures

     The Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

     From time to time, the Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

     The Audit and Finance Committee has also delegated to the chairman of the Audit and Finance Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit and Finance Committee pursuant to this delegated authority is reported on at the next meeting of the Audit and Finance Committee.

   Board Recommendation

     The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

PROPOSAL 3 — APPROVAL OF MATERIAL TERMS OF OUR
SENIOR OFFICER PERFORMANCE GOALS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows tax deductions to a public company for certain compensation in excess of $1 million per year paid to each of the company’s chief executive officer and the four other most highly compensated officers unless such payments are “performance-based” as defined in Section 162(m). To qualify compensation as performance-based compensation under Section 162(m), a public company’s stockholders must approve the material terms of the performance goals used to determine the amount, if any, of such performance-based compensation. The Board is requesting stockholder approval of the material terms of the performance goals in this proposal to enable us to have a stockholder-approved arrangement under which we may receive tax deductions under Section 162(m) for performance-based compensation until the 2012 Annual Meeting, or until the material terms of the performance goals change, whichever occurs earlier. The material terms of the performance goals would constitute the framework that the Compensation and Personnel Committee, or the Committee, would use to determine the awards that qualify as performance-based compensation for purposes of Section 162(m).

     The performance goals pertain to two specific forms of compensation that may be awarded to our senior officers under our executive compensation plan during the next five years: cash incentive bonuses and restricted stock awards. In the case of restricted stock, these awards would be made under the SRA International, Inc. 2002 Stock Incentive Plan, or 2002 Plan, or the plan then in effect if the 2002 Plan has expired.

     The material terms of the performance goals include:

1.	The employees who are eligible to receive performance-based compensation;

2.	The performance goals and the description of the business measurements on which the performance goals are based; and

3.	The formula used to calculate the maximum amount of performance-based compensation that can be paid to an employee under the arrangement.

   Employees eligible to receive performance-based compensation.

     The group of employees who are eligible to receive performance-based awards are our senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934, but the Committee may also use this program for other officers or employees, even though the tax laws only limit deductibility for compensation paid to our chief executive officer and the other four most highly compensated officers.

   The performance goals and their use in determining incentive compensation.

     For cash bonuses and restricted stock awards, the Committee would use a combination of some or all of the following corporate financial measures to determine the amount of awards:

(1)	revenue as presented in our financial statements;

(2)	customer orders, meaning the value of new contracts awarded to our company;

(3)	labor based revenue as a measure of how much we are paid by customers in exchange for labor performed by our employees, as distinct from labor performed by our subcontractors;

(4)	operating income as presented in our financial statements;

(5)	net income as presented in our financial statements;

(6)	diluted earnings per share as presented in our financial statements;

(7)	days sales outstanding as a measure of the time required to collect accounts receivable after earning revenue;

(8)	return on invested capital as a measure of the amount we earn on what we have invested in our business; and

(9)	voluntary attrition as a measure of employee satisfaction.

     The Committee may express each performance objective in absolute or relative terms, based on or using comparisons with current internal targets, the past performance of our company (including the performance of one or more subsidiaries, business divisions, or operating units) or the past or current performance of other companies. The measures used in setting performance goals under the plan would, to the extent applicable, be determined in accordance with generally accepted accounting principles in the United States, or GAAP, and in a manner consistent with the methods used in our financial statements, but in the Committee’s discretion without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any material change in tax law that occurs during one of the years included in the formula, and (viii) other objective income, expense, asset, or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee within the applicable period. At the end of the performance period, the Committee would certify the satisfaction of the level of attainment of the performance goals.

     In addition to these financial measures, individual performance may also be evaluated based on qualitative measures, such as ethics and leadership, and individual goals in the executive’s division or area of expertise, such as budgeting and strategic initiatives. These goals may be either subjective, objective, or a combination, and would only be used to adjust downward (as appropriate) the results derived using the objective corporate factors.

     Following an evaluation after the end of each performance period, the Committee would assign a corporate performance metric factor applicable to all the senior officers covered by this plan, using guidelines determined at the beginning of the performance period. The Committee would establish a cash target and, if applicable, a restricted stock target, for each executive at the beginning of each performance period. If performance goals are exceeded, the corporate performance factor may result in a cash or restricted stock award no greater than 1.69 times the target.

   Per-person maximum compensation.

     Under this program, the maximum performance-based compensation to any individual for any fiscal year is $3 million for cash incentive bonuses and 50,000 shares for restricted stock awards.

     The Committee has established these business measurements and maximum amounts and it considers them appropriate in light of foreseeable contingencies and future business conditions. If approved by the stockholders, this proposal would not limit the Committee’s ability to award or pay other or additional forms of compensation to our senior officers, which could include salary, bonuses or other stock-based awards. These other forms of compensation may be paid regardless of whether the performance goals for performance-based compensation in this proposal are achieved in any future year, and regardless of whether payment of such other forms of compensation would be tax deductible. However, any additional compensation would be designed, to the extent practicable, so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation for purposes of Section 162(m).

   Board Recommendation

     The Board of Directors recommends a vote FOR this proposal to approve the material terms of our senior officer performance goals.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or Section 16(a), or written representations from reporting persons that that no Form 5 filing was required for such persons, we believe that, during fiscal 2007, all filings required to be made by our reporting persons were timely made in accordance with Section 16(a).

OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the annual meeting. However, if any other matters are properly presented at the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by SRA. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and SRA reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, SRA will reimburse them for their out-of-pocket expenses in this regard.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders must be received by SRA at our principal office at 4300 Fair Lakes Court, Fairfax, Virginia 22033, not later than May 28, 2008 for inclusion in the proxy statement for that meeting.

     Under our Amended and Restated By-laws, proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders (other than matters included in our proxy statement pursuant to Rule 14a-8(e)) must be received by our Secretary at our principal office in Fairfax, Virginia (i) not later than 60 days nor earlier than 90 days prior to the first anniversary of the 2007 annual meeting or (ii) if the date of the 2008 annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the 2007 annual meeting, (a) not earlier than the 90th day prior to the 2008 annual meeting and (b) not later than the later of the 60th day prior to the 2008 annual meeting and the 10th day following the day notice of the date of the 2008 annual meeting was mailed or public disclosure of that date was made, whichever first occurs. A copy of our Amended and Restated By-laws may be obtained from our Secretary.

By Order of the Board of Directors,

Stephen C. Hughes, Secretary

September 27, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

4300 FAIR LAKES COURT
FAIRFAX, VA 22033

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by SRA International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SRA International Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SRAIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SRA INTERNATIONAL, INC.
Vote on Directors
						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee's name on the line below.
1.

To elect the following four (4) persons to serve as Class III directors (except as noted to the right) until the Annual Meeting of Stockholders held in 2010 and until their successors are duly elected and qualified.

Nominees:	01) Renato A. DiPentima 02) Michael R. Klein 03) David H. Langstaff 04) Ernst Volgenau					☐	☐	☐

Vote on Proposals
			For	Against	Abstain					For	Against	Abstain
2.	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.		☐	☐	☐	3.	To approve the material terms of our senior officer performance goals.			☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

NOTE:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TO CHANGE THE ADDRESS ON YOUR ACCOUNT, PLEASE CHECK THE BOX AT RIGHT AND INDICATE YOUR NEW ADDRESS ON THE REVERSE. PLEASE NOTE THAT CHANGES TO THE REGISTERED NAME(S) ON THE ACCOUNT MAY NOT BE SUBMITTED VIA THIS METHOD.

☐
										Yes	No

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

			☐			Please indicate if you plan to attend this meeting				☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date

PROXY

SRA INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
TUESDAY, OCTOBER 23, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, having received notice of the meeting and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Ernst Volgenau and Stephen C. Hughes, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of SRA International, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102, on Tuesday, October 23, 2007, at 9:30 a.m., local time, and at any adjournment thereof (the "Meeting"). The matters set forth on the reverse have been proposed by the Company.

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)